Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXXX) of Wal-Mart Stores, Inc. for the registration of 50,000,000 shares of the common stock, $.10 par value per share, of Wal-Mart Stores, Inc., to be issued pursuant to the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 and the related Prospectus of our reports dated March 25, 2005, with respect to the consolidated financial statements of Wal-Mart Stores, Inc., Wal-Mart Stores, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wal-Mart Stores, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 2005, filed with the Securities and Exchange Commission.

Rogers, Arkansas

September 6, 2005	/s/ Ernst & Young LLP